Exhibit 99.1

Behringer Harvard Signs Major Tenants for Office Properties in
Chicago, Houston and San Francisco Metros

DALLAS, August 18, 2011 — Behringer Harvard announced today that it has signed tenant leases for three office properties in the portfolio of Behringer Harvard REIT I, Inc. including: 222 S. Riverside Plaza, a 1.18 million-square-foot office property on the west bank of the Chicago River in the West Loop; Three Eldridge Place, a 303,166-square-foot office building in Houston’s Energy Corridor; and 4440 El Camino Real, a 96,562-square foot office property in the Los Altos submarket of San Francisco.

“We’re pleased to have the opportunity to provide these valued tenants with the highest quality of service for years to come,” said Mr. Scott Fordham, COO of Behringer Harvard REIT I, Inc. “This new leasing activity is great news for our company and its investors.”

Fifth Third Bank, a diversified financial services company, has agreed to extend and expand their lease at 222 S. Riverside Plaza, the bank headquarters of its Illinois and northwestern Indiana region since 2005. Fifth Third Bank’s lease agreement extends to March 2024 and brings its footprint to 218,135 square feet. The property was acquired by Behringer Harvard in June 2006. The presence of Behringer Harvard REIT I, Inc. in Chicago includes ownership interests in four properties in the central business district of Chicago comprising approximately 4.4 million square feet.

At Three Eldridge Place in Houston, a multinational leader in the oil and gas industry has agreed to lease 243,998 square feet, representing approximately 80 percent of the rentable space in the building. The tenant also is considering a possible expansion into the remainder of the building. Behringer Harvard acquired the land for Three Eldridge Place in April 2008 and construction was completed in November 2009.

Another lease for 100 percent of the space at 4440 El Camino Real in Los Altos, California was recently signed by box.net, a cloud computing company based in Palo Alto, California. Box.net’s lease is for a seven-year term commencing approximately October 1, 2011, after construction of tenant improvements. Behringer Harvard acquired 4440 El Camino Real in November 2006, and the property was previously occupied by Rambus, Inc.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described under Risk Factors in the

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Annual Report on Form 10-K for Behringer Harvard REIT I, Inc. for the year ended December 31, 2010, as supplemented in Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

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